Exhibit 99.1
Shareholder Letter

A message from our Chief Executive Officer

BACKGROUND

For more than 50 years, Credit Acceptance Corporation1 has made vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. We provide our nationwide network of dealers the ability to sell a vehicle to a consumer who, without us, they might otherwise have had to turn away.

The auto finance market is large and fragmented, with nearly $1.5 trillion in outstanding loan balances as of December 31, 2023. We compete with banks, credit unions, auto finance companies affiliated with auto manufacturers, independent auto finance companies, and “buy here, pay here” dealers. Our value proposition in the market is unique for two reasons. First, consumers are not denied the opportunity to purchase a vehicle based on their credit history. Vehicles are necessary in most areas of the country. By providing access to credit,2 we make it possible for consumers to purchase vehicles needed to maintain or find better employment, attend school, access health care, and buy more affordable groceries and other necessities. Second, for most of the vehicle sales we finance, the dealer shares in the cash flows from the loan after the loan is assigned to us.3 Dealers receive 80% of collections throughout the life of a loan. This compensation plan is a critical element of our success as it creates an alignment of interests between Credit Acceptance, the dealer, and the consumer. Through Credit Acceptance, the dealer directly benefits if the consumer’s loan is repaid and the consumer builds or rebuilds their credit. Our program incentivizes the dealer to sell a quality vehicle at a price the customer can afford and that will last at least the term of the loan.

Our customers are people like Takisha S. from Toledo, Ohio. Takisha assists nurses in facilities, nursing homes, and hospitals. She enjoys providing transportation to patients in her community who need it. She dreamed of upgrading her sedan to a larger vehicle to help more people and earn additional income. But, like many Americans with impaired credit, Takisha had difficulty getting approved to finance her dream vehicle. Takisha had cosigned for a friend to purchase a vehicle. The friend ran into difficulty making payments during the COVID-19 pandemic, which caused Takisha’s credit score to decline. Although she was turned down for financing at multiple dealerships in her pursuit of a larger vehicle, she did not give up. She found a dealer working with Credit Acceptance and got approved to purchase the van of her dreams. With her new van, Takisha helped more patients in her community and increased her income. In just one year, she paid off her account and improved her credit. Takisha is now planning to finance a home.
1 I also refer to Credit Acceptance Corporation as “Credit Acceptance”, “the Company”, “we”, or “us” throughout this letter.

2 Our company, like most of our competitors, is an indirect auto finance company, which means the financing contract is originated by the auto dealer and immediately assigned to us in exchange for compensation.

3 The transaction between the dealer and the consumer is not a loan, but instead something called a retail installment contract. However, for simplicity and to conform to the language commonly used in the industry and used in our disclosures, I will refer in this letter to retail installment contracts as “loans” and to indirect auto finance companies as “lenders.”

While Takisha’s story is inspiring, she’s far from alone. Our potential market is huge—adults with no credit history (credit invisible), with limited credit information available through the credit bureaus (a thin file), and subprime credit are often ignored by mainstream lenders and have limited credit choices. According to an industry white paper published in 2022, citing Experian® data:

•11% (28 million) of adults in the United States have no credit score and are considered credit invisible.
•An additional 8% (21 million) of adults have thin credit files or a limited credit history and are unscorable.
•Approximately 22% (57 million) of adults have a credit profile that is considered subprime.
•An additional 14% (35 million) of adults have credit profiles considered near prime.
•Only 44% (114 million) of adults have prime credit.

We make it possible for all of these individuals to finance a vehicle—a life-changing opportunity for many.

We also provide our dealers with a unique opportunity to grow their businesses and improve their financial futures. A business relationship with us creates incremental profit for the dealer, and the potential for incremental repeat and referral business. We have helped thousands of dealers build their businesses and continue to strengthen our dealer relationships.

Our dealers are like Sean and Tony, the owners of Champs Auto Sales in Detroit, Michigan. Champs had limited financing options for consumers when Sean and Tony purchased the dealership over 10 years ago. In 2021, Champs expanded its financing options through Credit Acceptance and began to offer financing to all consumers, including those who were credit impaired and credit invisible. Tony recently commented that Credit Acceptance helps Champs “put dreams in driveways.” The experience is so meaningful that Champs customers often return for future vehicles and refer their friends and family to the dealership. Our consistent, fast-funding process also gave Sean and Tony the cash flow needed to build Champs’ inventory to over 120 vehicles on the lot at any given time, from 20 to 30 vehicles previously. With additional cash flow and greater inventory, Champs now sells over 50 to 60 vehicles per month.

HISTORY

Our business model has been quite successful over time. I attribute our success over the last 25 years to three pillars: (1) our purpose; (2) our long-term strategy and goals; and (3) our values and beliefs.

First, our purpose is to make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Arising from this purpose is our North Star: to change lives and create intrinsic value for dealers, consumers, team members, investors, and our communities. To do so, we must offer a great product and build a successful, profitable business. And when we serve our constituents well—when we change their lives in positive ways—our business will thrive.

Don Foss founded Credit Acceptance in 1972 on these beliefs. Don had learned early in his career as an auto dealer that many individuals could not acquire vehicles they need due to their lack of credit. Don witnessed traditional lending sources unfairly misjudge credit-impaired and credit-invisible applicants, assuming the applicants’ less-than-prime credit made them undeserving of a second chance. Don started Credit Acceptance to help those individuals move their lives in a positive direction by providing them the opportunity to finance a vehicle and establish or reestablish positive credit history. Don served as our CEO until 2002 and continued to serve on our Board as Chairman until his retirement in 2017. Our purpose and North Star have guided our decisions, actions, and policies, in all phases of our evolution.

Second, we focus on the long-term success of the business and set big, hairy, audacious goals accordingly. Our second pillar was greatly influenced by one of our long-standing Board members. Before our initial public offering, we had limited competition and wrote highly profitable business. After we became publicly traded in 1992, competition intensified, and we struggled for several years in the mid- to late-1990s. One of the first changes the Board member made was to establish a minimum required return on capital. The message was clear: If we could not earn more than our cost of capital, we needed to give that capital back to shareholders. This message got leadership’s attention, since at the time we were not meeting this minimum requirement. With the Board’s help, we worked through those challenges and began focusing on a metric called “Economic Profit.” This led to an increased focus on our core business under Brett Roberts, our CEO from 2002 to 2021, and our exit from several business lines and geographic locations. This focus, institutionalized by Brett, has since guided our success.

With our attention on Economic Profit, we wisely invested our capital and consistently earned a return on capital well above its cost, even in years when our loans performed worse than we expected. We invested in our core business and used excess capital to repurchase stock, buying approximately 40.4 million shares from 1999 through 2023.

Third, we have clear and unwavering values and beliefs. We began concentrating on building a great culture for our team members in 2001. Brett was confident that creating a strong culture and great work environment would help us create a financially successful business. In 2012, our team members were asked to describe our values and coined the phrase PRIDE: Positive, Respectful, Insightful, Direct, and Earnest. Those values are now organic to our culture and fully integrated into our hiring processes, workplace, communications, and performance management.

To retain our great people and environment, we have devoted a significant portion of our time to executing something we call Organizational Health—setting clear expectations, managing performance, providing training, maintaining effective incentive compensation plans, establishing the right environment, and providing the technology and processes required for operational excellence. We have positioned our team members to produce their best work by making decisions through the lens of Organizational Health.

We are honored by the many workplace awards we have earned as a result of PRIDE and our focus on Organizational Health. The awards and recognition received by Credit Acceptance,

from local awards to national ranking among the Fortune 100 Best Places to Work, provide outside confirmation of our great culture.

Our purpose, long-term focus on the business, and values have helped us navigate many challenges throughout our history. Most recently, we endured the global pandemic. We continue to manage changes in the competitive market and economic environment arising from the pandemic.

TODAY

Our purpose, strategy, and values remain relatively unchanged. We continue to offer a product that provides enormous benefits to our dealers and their customers; focus on the long-term success of the business; and provide a culture that attracts talented people around the country and enables them to perform to their potential. We apply lessons learned over the years to continue to improve.

To preserve and enhance these three pillars in our remote-first environment, we are continuing to:

•Provide exceptional leadership. The experience, consistency, and business knowledge of our leaders are key advantages. Our exceptional leaders now include:
•Our executive leadership team, including nine individuals averaging 21 years of experience at Credit Acceptance and two new seasoned leaders experienced in Engineering, and Product & Marketing. I have been with the Company for over 20 years, primarily as the Chief Financial Officer, and became the Chief Executive Officer in May 2021.
•Our senior leadership team, made up of vice presidents and senior vice presidents, includes 20 individuals with an average of 16 years of experience with the Company; and six new seasoned leaders experienced in their respective fields, including Engineering, Product, Marketing, and Sales.
•Our mid-level leadership team, which includes managers and directors, of 329 individuals with an average of eight years of experience with the Company.
•Position our team members to produce their best work. Our great team members and culture allow us to thrive. We maintain a great culture, and continue to enhance it, through our PRIDE values, the dimensions of Organizational Health, and always listening. We continue to focus on our team members’ wellbeing and mental health. For the ninth time in 10 years, Credit Acceptance was named to the FORTUNE 100 Best Companies to Work For® list. We moved up 15 spots from a year ago and ranked #34 on the 2023 list, our second highest ranking ever. People Magazine and Great Place to Work also named Credit Acceptance as one of the 2023 People Magazine Companies that Care for demonstrating outstanding respect, care, and concern for our team members and their communities. Other workplace-related accolades included our being named in Fortune’s lists for Best Workplaces in Financial Services & Insurance, Best Workplaces for Millennials, and Best Workplaces for Women; our inclusion in Computerworld’s Best Places to Work in IT; and our selection as one of the Detroit Free Press’ Top Workplaces.

•Focus on retaining and attracting the best talent. We continue to build our bench strength—developing our internal talent and, when needed, recruiting the best external talent from anywhere in the country with our remote-first environment. Our team member base is a nod to our belief in diversity of experience and thought.
•Create a sense of belonging and focus on our purpose, goals, and values through engagement and collaboration remotely and in-person. This requires great intention when team members are no longer all located within the same building. Through top-down communications (virtual town halls, monthly management team meetings, and regional roundtables), we ensure that team members understand our shared purpose, goals, values, and beliefs. We offer team members opportunities throughout the year to strengthen their connections and foster cross-functional collaboration both virtually and in-person.

Today, consistent with how we addressed past macroeconomic challenges, we are leveraging our strengths to grow despite the ripple effects of the pandemic as described in the section of this letter entitled “Impact of Business Cycles on our Performance.” Consistent with our historical operating principles, we use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term; we reinvest capital in the business, and we return that capital to shareholders through share repurchases to the extent we generate capital in excess of what is needed to fund and invest in the business, as described in the section of this letter entitled “Operating Principles.”

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Access to capital, competitive cycles, and economic cycles have affected our past results and are likely to affect our results in the future.

Summary

While inflation and used vehicle availability improved in 2023 from 2022, inflation remained elevated and used vehicles remained in short supply when compared to pre-pandemic levels. The industry witnessed a rising number of consumers fall behind on payments, resulting in lower than anticipated collections on consumer loans originated in 2021 and 2022. This caused many lenders to tighten access to credit, particularly for subprime consumers.

With a year-over-year increase in vehicle supply, decreasing vehicle values, and fewer lenders offering financing to those with less than prime credit, we experienced an increased demand for our product starting in mid-2022 and continuing through 2023. We were able to increase our margin of safety in the aggregate and grow our active dealer base, our loan assignment volume, and the average balance of our loan portfolio. We increased the initial spread to 21.3% in 2023 compared to 20.1% on loans assigned in 2022. Our unit and dollar volumes grew 18.6% and 14.4%, respectively, during a period with seven consecutive quarters of growth. The balance of our loan portfolio increased 10.4% from year-end 2022 to year-end 2023. As of year-end 2023, Credit Acceptance had the largest loan portfolio in its history—at $7.0 billion.

Access To Capital

The auto finance market historically has been sensitive to changes in access to capital. When access to capital decreased, competition in our market decreased.

Capital markets were inconsistent in 2023. In 2019 through mid-2022, with the exception of a period in 2020 due to the pandemic, capital markets were generally favorable to issuers. Starting in the second half of 2022, two factors adversely impacted access to, and the cost of, capital in our industry: (1) credit quality concerns related to loans originated in 2021 and 2022 (as explained below); and (2) interest rate volatility. The Fed increased interest rates 11 times from March 2022 to July 2023 to combat inflation, increasing the cost of borrowing. In the fourth quarter of 2023, market interest rate volatility declined, in part, due to the Fed’s decision on November 1, 2023, to hold its target rate steady for the second consecutive time in 2023. A reduction in market expectations of rate volatility created more favorable conditions in the capital markets. As of the date of this letter, capital market conditions remain relatively favorable for debt issuers.

Conditions in the capital markets can make it more difficult to access the capital needed to fund our business. As a result, we have applied lessons from the past seeking to best position the Company if access to capital becomes limited. As of the date of this letter, we believe we have positioned the Company for continued success if access to capital becomes limited by: (1) completing seven offerings of senior notes with terms of five to eight years, two series of which are currently outstanding and together provides us with $1 billion of long-term debt capital; (2) lengthening the terms of certain asset-backed financings to over three years; and (3) increasing our revolving credit facilities to $1.6 billion currently from $540 million at the end of 2009. We maintain a considerable amount of available borrowing capacity under our revolving credit facilities at all times and renew these facilities well before they mature. Although the capital markets have periodically been volatile, we recently secured $700 million in new asset-backed financing and, as of March 31, 2024, had $1.4 billion of unused capacity under our revolving credit facilities.

Lengthening the term of our debt facilities, issuing higher-cost long-term debt, and keeping available a significant portion of our revolving credit facilities increase our funding costs and reduce short-term profitability.

Competitive Cycles

Competitive cycles tend to be related to access to capital, as mentioned above. When capital is easier to obtain, underwriting standards in the industry tend to drop (as a result of which, financing for credit-challenged consumers becomes more accessible and competition in our market increases), and loan profitability drops as advances become more competitive. Conversely, when capital is more difficult to obtain, underwriting standards in the industry tend to rise (as a result of which, financing for credit-challenged consumers becomes less accessible and our competition decreases), and loan profitability rises. Because we take a long view on the industry, price to maximize Economic Profit over the long term (as described below in the section of this letter entitled “Economic Profit”), and seek to best position the Company if access to capital becomes limited, we are less reactive to changes in access to capital. As a result, we will have difficulty growing, or will even shrink, our business at times; and we will be able to grow strongly at other times. Through several competitive cycles, we have applied past lessons learned and leveraged our strengths (e.g., our ability to predict aggregate performance, deploy risk-adjusted pricing, monitor loan performance, and execute key functions consistently) to successfully maintain our business despite tougher competition.

When capital markets were generally favorable to issuers in 2019 through mid-2022 and capital remained accessible, competition intensified from the fourth quarter of 2019 to the second quarter of 2022, and the number of loans assigned to us by dealers decreased year-over-year, eventually shrinking our portfolio.

When the cost of capital increased and loan performance moderated (as described below) in the second half of 2022, competition eased through 2023 as many lenders significantly tightened subprime lending parameters, while other lenders exited the subprime market altogether. As liquidity became an issue, credit unions also began pulling back on auto lending after growing their share of subprime in 2022.

Consistent with our historical practices, during the period of intense competition, we focused on our long-term strategy and maintained an aggregate margin of safety in the amount we advanced to dealers. We were able to enroll more new dealers and increase our active dealer base from mid-2022 to mid-2023 to address volume per dealer trends. After a modest increase in 2022, we experienced significant growth in our active dealers, reaching the highest level in our history – increasing both dealer enrollments (from 3,627 in 2022 to 5,605 in 2023, a 54.5% increase) and the number of active dealers (from 11,901 in 2022 to 14,174 in 2023, a 19.1% increase).

Economic Cycles

Economic cycles also affect our business. Most recently, our business felt the economic repercussions from the pandemic. The pandemic impacted vehicle supplies, vehicle prices, and our loan performance.

The ripple effects of the pandemic impacted vehicle supply. Starting in March 2020, government authorities placed limits on economic activity in an effort to slow the spread of COVID-19. Those limits disrupted the supply chain, which led to a lack of parts such as semi-conductor chips needed for new vehicles. That, in turn, created vehicle shortages and drove up used vehicle prices throughout 2020, 2021, 2022, and the beginning of 2023. The used vehicle supply reached its lowest point in the first quarter of 2023, but then steadily increased throughout the year, according to a 2024 Cox Automotive report. Consistent with industry changes, vehicle inventory held by our dealers also modestly increased. As vehicle supply increased, vehicle values at auction began to decline, but remain elevated compared to pre-pandemic levels.

A lack of parts impacted vehicle manufacturing. According to a December 2023 NADA report, small and mid-sized vehicles account for a much smaller share of vehicle sales (7.0% and 7.4%, respectively) than larger, more expensive vehicles, as manufacturers have increasingly focused on manufacturing crossovers and pickups (which made up 47.9% and 17.9%, respectively, of vehicle sales in 2023). The average price for subcompact sedans increased from $16,000 in 2018 to nearly $24,000 in 2023.

We believe the vehicle shortage and decreased availability of low-cost vehicles contributed to the significant decline from 2018 to 2022, and the more modest decline in 2023, in the percentage of used-vehicle loan originations for customers with subprime and deep subprime credit scores reported by Experian®. Dealers generally make higher profits on higher credit quality and cash customers. Given limited inventory and supply of low-cost vehicles, dealers were likely more willing to sell their limited vehicle supplies to higher credit quality and cash customers instead of those with less-than-prime credit.

The ripple effects of the pandemic also impacted loan performance. From the second half of 2020 to the first quarter of 2022, loan performance in the industry improved markedly following the distribution of federal stimulus payments and enhanced unemployment benefits due to the pandemic. This, coupled with access to capital, increased competition in our space. In the second quarter of 2022, loan performance moderated with the lapse of federal stimulus payments and enhanced unemployment benefits, the peak of vehicle values and prices due to supply shortages, and rising inflation. Many subprime lenders experienced higher than expected losses on their 2021 and 2022 originations. According to Experian®, the percentage of auto loans 60-days delinquent in 2023 continued to surpass pre-pandemic levels. This decreased competition in our space.

The level of uncertainty associated with our estimate of the amount and timing of future net cash flows from our loan portfolio likewise increased. But, because we understand forecasting collection rates is challenging, our business model is designed to produce acceptable returns in the aggregate even if loan performance is less than forecasted. During the first quarter of 2020, we applied a subjective adjustment to our forecasting model to reflect our best estimate of the future impact of the pandemic on future net cash flows (“COVID forecast adjustment”), which reduced our estimate of future net cash flows by $162.2 million, or 1.8%. We continued to apply the COVID forecast adjustment through the end of 2021, as it continued to represent our best estimate. During the first quarter of 2022, we determined that we had sufficient loan performance experience since the lapse of federal stimulus payments and enhanced unemployment benefits to refine our estimate of future net cash flows. Accordingly, during the first quarter of 2022, we removed the COVID forecast adjustment and enhanced our methodology for forecasting the amount and timing of future net cash flows from our loan portfolio using more recent data and new forecast variables, which increased our estimate of future net cash flows by $95.7 million, or 1.1%. Based on the loan performance described below, during the second quarter of 2023, we again adjusted our methodology for forecasting the amount and timing of future net cash flows from our loan portfolio using more recent loan performance and consumer loan prepayment data, which reduced our estimate of future net cash flows by $44.5 million, or 0.5%, and slowed our forecasted net cash flow timing. For the period from January 1, 2020 through December 31, 2023, the cumulative change to our forecast of future net cash flows from our loan portfolio has been an increase of $13.8 million, or 0.2%.

Loans assigned to us in 2018 through 2020 yielded forecasted collection results significantly better than our initial estimates, like others in the industry, reflecting the impact of the distribution of federal stimulus payments and enhanced unemployment benefits due to the pandemic. Loans originated by the Company during the highly competitive period of 2021 and 2022 yielded forecasted collection results significantly worse than our initial estimates, like others in the industry, with the lapse of federal stimulus payments and enhanced unemployment benefits, the peak of vehicle values and prices, and rising inflation. Consumer loan prepayments also have been lower in periods with less availability of consumer credit. Consistent with historical trends, during the first half of 2023, we experienced a decrease in consumer loan prepayments to below-average levels and, as a result, slowed our forecasted net cash flow timing. The below-average levels of consumer loan prepayments continued through the fourth quarter of 2023.

OPERATING PRINCIPLES

Economic Profit

We use a financial measure called Economic Profit to evaluate our financial results and determine profit-sharing for team members. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital. To the extent we generate capital in excess of what we believe is needed to maximize Economic Profit through investing in our business, we focus on maximizing Economic Profit per share (diluted) through our share repurchases approach outlined below. In the “Supplemental Financial Results” section following the signature page of this letter, we detail our past Economic Profit and Economic Profit per share (diluted) performance.

Investments in the Business

Our core product has remained essentially unchanged for 52 years. We provide innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Consumers that benefit from our program consist primarily of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that a significant number of individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have provided a life-changing opportunity to more than 4 million consumers.

Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business. Consistent with recent years, in 2023, we made investments focused on enhancing the value of our product for our key constituents and preparing for future growth. I would like to highlight a couple of changes that we believe make a positive impact.

We invested in our Engineering, Product, and Marketing teams to further increase velocity, deliver great customer experiences, refresh our brand, and accelerate business value. The impact of technology on our business is significant. By becoming a “remote first” organization, we have been able to hire throughout the United States and compete for the best talent.

We have learned how to develop relationships with dealers that are profitable throughout our history. Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly, and create processes to enforce standards. In our segment of the market, the dealer has significant influence over loan performance. Learning how to create relationships with dealers who share our passion for changing lives has been one of our most important accomplishments. This year, we brought in new seasoned leaders, professionals, and engineers with the skills needed to innovate and enhance our product to meet the needs of the dealer. We created opportunities to listen to the voice of the dealer through dealer visits, meetings, and celebrations. We refreshed our dealer-engagement approach through our cross-functional Go-To-Market team. This team focuses on effective and efficient sales and marketing processes with the goal of increasing dealer enrollments, increasing our active dealer base, and reducing churn. We also made it more convenient for dealers to do business with us by continuing to expand our financing options for dealers to provide more competitive deal structures and advances and offer more favorable interest rates for qualifying customers.

We invested in consumer experiences. After we take assignment of a consumer loan originated by a participating dealer, the consumer is welcomed to Credit Acceptance through our enhanced onboarding experience and receives useful account information through channels convenient to the consumer. Throughout the life of the loan, the consumers can access account information and payment channels through our mobile app, which we continued to enhance throughout the year.

We invested in our team members. We recruited new talent; recognized top talent; enhanced our benefits; and created professional development experiences through a mix of in-person and virtual events, such as town halls, monthly management meetings, regional roundtables, retreats for our Sales and Operations leaders, and Team Member Resource Group meetings. These events also furthered our shared sense of purpose and cross-functional collaboration to maintain productivity in a remote setting.

Share Repurchases

To the extent we generate capital in excess of what is needed to fund and re-invest in the business, we will return that capital to shareholders through share repurchases as we have done in the past. We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of estimated future cash flows). As long as the share price is at or below our estimate of intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, share repurchases enable shareholders to increase their ownership, receive cash, or do both based on their individual circumstances and view of the value of a Credit Acceptance share—they do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase. A dividend does not provide similar flexibility.

Before starting the share repurchase program, the Company had approximately 46 million shares outstanding. After beginning our share repurchase program in mid-1999, we have repurchased approximately 40.4 million shares at a total cost of $4.9 billion. We actively repurchased shares in 2021 and 2022 as the pandemic resulted in conditions where: (1) we had significant excess capital; and (2) our share price was trading at or below our estimate of intrinsic value. During 2021 and 2022, we repurchased approximately 4.3 million shares, which represented 25.4% of the shares outstanding at the beginning of 2021, at a total cost of $2.2 billion. In 2023, due to the improvement in the competitive environment and the increase in our growth rate, we repurchased only approximately 350,000 shares, which represented 2.8% of the shares outstanding at the beginning of the year, at a total cost of $175 million.

At times, it may appear that we have excess capital, but we will not be active in repurchasing our shares. This can occur for several reasons. First, the assessment of our capital position involves a high degree of judgment. We need to consider future expected capital needs and the likelihood that this capital will be available. Simply put, when our debt-to-equity ratio falls below the normal trend line, it does not necessarily mean we have concluded that we have excess capital. Our first priority is always to make sure we have enough capital to fund our business, and such assessments are always made using what we believe are conservative assumptions. Second, we may have excess capital but conclude our shares are overvalued relative to intrinsic value or are trading at a level where we believe it’s likely they could be purchased at a lower price at some point in the future. The assessment of intrinsic value is also highly judgmental. The final reason we may be inactive in repurchasing shares, when we have excess capital at a time when the share price is attractive, is that we are in possession of what we believe to be material information that has not yet been made public. During such periods, we suspend our share repurchases until the information has been publicly disclosed.

Unless we disclose a different intention, shareholders should assume we are following the approach outlined above in this “Share Repurchases” section. Our priority is to fund the business. If we conclude we have excess capital, we will return that capital to shareholders through share repurchases. If we are inactive for a period, shareholders should not assume that we believe our shares are overvalued.

LITIGATION AND REGULATORY MATTERS

Shareholders should consider how the litigation and regulatory landscape may impact their investment in the Company. Since the Company is engaged in active litigation, it is a topic that I am unable to discuss in this letter in much detail. With that qualification, and it is a significant one, I share largely the same thoughts as last year.

First, there are state and federal laws and regulations governing virtually every facet of the auto finance industry. We have a comprehensive compliance management system to oversee compliance with those laws. We first documented this system in 2002 and have enhanced it over time. We believe our compliance management system is among the best in the industry. Ultimately, we strive to do what is right and are dedicated to working with dealers to help change lives of consumers through our product.

Second, we have observed that the regulatory landscape has changed dramatically over the last several years. Certain regulators are increasingly likely to move toward enforcement actions or litigation rather than work through perceived differences. Regulatory expectations are not always communicated clearly, and companies do not always get credit for strong internal controls. A regulatory environment is challenging if laws are not consistently and fairly applied to regulated entities or interpreted in a different manner by administration or entity.

To manage this risk, we closely follow how agencies, such as the Consumer Financial Protection Bureau (CFPB), state attorneys general, and financial services regulators, are interpreting the existing laws through their blog posts, circulars, changes to exam manuals, consent orders, and enforcement actions, and adjust our policies and procedures as we believe is necessary.

We support the mission of agencies such as the CFPB, which was created "to implement and, where applicable, enforce Federal consumer financial law consistently for the purpose of ensuring all consumers have access to markets for consumer financial products and services and that markets for consumer financial products and services are fair, transparent, and competitive.” However, we speak up—and defend ourselves—when we believe that an agency has overstepped its bounds or has unfairly accused us of violating the law. Because we have a matter in active litigation, we must let our court filings speak for themselves on this point.

Our public disclosures include four pending regulatory matters, with one of those being in litigation. We have closed six previously disclosed matters since 2014 without any material changes to the Company. The first of these matters started in mid-2014, which means we have been subject to almost continuous scrutiny for the last 10 years. We have responded to informational requests on almost every aspect of our business and produced millions of pages of documents to support those responses.

As I stated above, there is not much I can say about the ongoing matters other than that our intention is to seek common ground where we can and defend ourselves vigorously when a compromise is unavailable. We take these matters seriously, and they have our full attention.

A Final Note

For 52 years, Credit Acceptance has been dedicated to helping people finance a vehicle. We have provided an opportunity for vehicle ownership to over 4 million people. To accomplish this, we have had an incredibly talented team of dedicated individuals that have spent a large portion of their lives helping us achieve our goals. Our longest-tenured team member, Robin, has been here 33 years. By the end of this year, we will have had seven more team members reach the 30-year milestone. This year was my 20th at Credit Acceptance, which seems like a lot, but I am less tenured than six of the 10 other executive leaders. I started on January 5, 2004, with three other team members. Of those three, Dianne and Brihana are still on the team today. The long tenure of so many of our team members is a testament to our strength of purpose. This strong foundation has helped us to cultivate a great environment that enables people to excel while working together to achieve that purpose.

None of this would be possible without our investors and Board members who have let us take a long-term view and focus on building a better business, not worrying about short-term results. In addition to the Foss family, we have been fortunate to have many significant investors that have been with us for decades. One of those firms has also given us two outstanding Board members over the years, both of whom are currently on our Board (thanks Tom S.!). Even our Board has extensive tenure—while we added two new seasoned members in the last few years, our other three Board members average 21 years with us.

I am grateful for everyone’s commitment to Credit Acceptance, which has allowed us to accomplish so much over time.

We look forward to continuing to achieve great things in 2024 and beyond.

Kenneth S. Booth
Chief Executive Officer
April 3, 2024

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” on page 45 of our Annual Report on Form 10-K for the year ended December 31, 2023.

KEY OPERATING RESULTS

At the simplest level, our business success is largely determined by how many loans we originate and how those loans perform.

Unit Volume

The following table summarizes the growth in number of loans, or unit volume, over the last 20 years:

	Unit volume	Year-to-year change
2004	74,154
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%
2016	330,710	10.9%
2017	328,507	-0.7%
2018	373,329	13.6%
2019	369,805	-0.9%
2020	341,967	-7.5%
2021	268,730	-21.4%
2022	280,467	4.4%
2023	332,499	18.6%

Compound annual growth rate 2004–2023		8.2%

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables over the last 20 years:

	Active dealers	Year-to-year change	Unit volume per dealer	Year-to-year change
2004	1,212		61.2
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%
2016	10,536	16.2%	31.4	-4.6%
2017	11,551	9.6%	28.4	-9.6%
2018	12,528	8.5%	29.8	4.9%
2019	13,399	7.0%	27.6	-7.4%
2020	12,690	-5.3%	26.9	-2.5%
2021	11,410	-10.1%	23.6	-12.3%
2022	11,901	4.3%	23.6	0.0%
2023	14,174	19.1%	23.5	-0.4%

Compound annual growth rate 2004–2023		13.8%		-4.9%
As the table shows, the gain in unit volume since 2004 has resulted, in most years, from an increase in the number of active dealers partially offset by a reduction in volume per dealer. Prior to the COVID-19 pandemic and resulting vehicle shortages, we faced two challenges in growing unit volume. First, increased competition was making it more difficult to enroll new dealers and more difficult to retain those who had already enrolled, since they had more alternatives to choose from. In addition, increased competition was putting downward pressure on volume per dealer. Second, as the number of active dealers increased, it became harder to grow at the same rate. The impact of these challenges is apparent starting in 2017. Following robust expansion each year from 2011 to 2016, the growth of active dealers decelerated annually from 2017 to 2019. The number of active dealers decreased in 2020 and 2021 due to the pandemic. After a modest increase in active dealers during 2022, we experienced significant growth in active dealers during 2023, attributable primarily to a more favorable competitive environment and also improvements to our sales and marketing strategy. In 2023, the number of active dealers reached its highest level in our history.

Loan Performance

The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the amount we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for that loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, dealer data, and data captured from the loan transaction such as the initial loan term or the amount of the down payment received from the customer. We developed our first credit scorecard in 1998, which we have revised periodically as we identified new trends through our evaluation of variances in expected collection rates. A credit scorecard that is accurate across a population of loans allows us to properly price new loan originations, which improves the probability that we will realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, since we use actual loan performance data in our aggregated forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we can assess the accuracy of that initial forecast.

The following table compares our December 31, 2023 aggregated forecast of loan performance with our initial forecast, segmented by year of origination:

	December 31, 2023 forecast	Initial forecast	Variance
2004	73.0%	73.0%	0.0%
2005	73.6%	74.0%	-0.4%
2006	70.0%	71.4%	-1.4%
2007	68.1%	70.7%	-2.6%
2008	70.4%	69.7%	0.7%
2009	79.5%	71.9%	7.6%
2010	77.7%	73.6%	4.1%
2011	74.7%	72.5%	2.2%
2012	73.7%	71.4%	2.3%
2013	73.4%	72.0%	1.4%
2014	71.7%	71.8%	-0.1%
2015	65.2%	67.7%	-2.5%
2016	63.8%	65.4%	-1.6%
2017	64.7%	64.0%	0.7%
2018	65.5%	63.6%	1.9%
2019	66.9%	64.0%	2.9%
2020	67.6%	63.4%	4.2%
2021	64.5%	66.3%	-1.8%
2022	62.7%	67.5%	-4.8%
2023	67.4%	67.5%	-0.1%

Average	69.7%	69.1%	0.6%

Loan performance can be explained by a combination of internal and external factors. Internal factors, among other things, include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include, among other things, inflation, the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact consumers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.

Adverse selection, as it relates to our market, refers to an inverse correlation between the number of lenders that are competing for the loan and the accuracy of an empirical scorecard. Said another way, without any competition, it is easier to build a scorecard that accurately assesses expected collections across a population of loans based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to accept assignment of loans originated by participating dealers is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that, for many years, we have no competitors, and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the competing lender begins to acquire loans originated by dealers based on its scorecard, our mix of loans would be impacted as follows: We would start to receive loans for borrowers with lower average weekly incomes as the new lender acquires loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would previously have acquired. Furthermore, since, in this example, our scorecard focuses only on down payment, the shift in our borrower mix would not be detected by our scorecard, and our collection rate expectation would remain unchanged. It is easy to see that this shift in borrower characteristics would have a negative impact on loan performance, and that this impact will be missed by our scorecard.

Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Over the 20-year period shown in the table above, our loans have performed on average 60 basis points better than our initial forecasts. Loans originated in nine of the 20 years have yielded actual collection results worse than our initial estimates. What is noteworthy, however, is that the underperformance was modest. As a result, loans originated in those nine years were still profitable, even though they performed worse than we had forecast.

We have understood for many years that expecting to predict the performance of our loans with exacting precision is not realistic. For this reason, we have made it a priority to maintain a margin of safety so that, even if our forecasts prove to be optimistic, our loans, on average, will still be profitable. Because of this approach, we believe we can withstand a significant deterioration in loan performance and still have an opportunity to move forward and create significant value for our shareholders.

SUPPLEMENTAL FINANCIAL RESULTS

GAAP Results

The table below summarizes our results over the last 20 years under accounting principles generally accepted in the United States of America (GAAP):

	GAAP net income per diluted share	Year-to-year change in GAAP net income per share	Return on equity[1]
2004	$1.40		18.4%
2005	$1.85	32.1%	21.8%
2006	$1.66	-10.3%	20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%
2016	$16.31	14.2%	31.1%
2017	$24.04	47.4%	36.9%
2018	$29.39	22.3%	31.7%
2019	$34.57	17.6%	29.8%
2020	$23.47	-32.1%	19.2%
2021	$59.52	153.6%	43.3%
2022	$39.32	-33.9%	32.7%
2023	$21.99	-44.1%	16.6%
Compound annual growth rate 2004–2023		15.6%
Average annual return on equity 2004–2023			30.3%

1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

Over the last 20 years, GAAP net income per diluted share has grown at a compounded annual rate of 15.6%, with an average annual return on equity of 30.3%.

The decline in GAAP net income per diluted share from 2021 to 2023 was primarily driven by shifts in loan performance during this period. Prior to moderating in 2022, loan performance significantly exceeded expectations in 2021 following the distribution of federal stimulus payments and enhanced unemployment benefits. Last year, GAAP net income per diluted share decreased 44.1% to $21.99, with a return on equity of 16.6%. The decrease was primarily due to a decline in loan performance and slower forecasted net cash flow timing during 2023 as a result of below-average levels of consumer loan prepayments. Historically, consumer loan prepayments have been lower in periods with less availability of consumer credit. The

“Adjusted Results” section below explains our financial results after considering the impact of the current expected credit loss (CECL) accounting standard and other accounting-related items.

Adjusted Results

Our business model is different from that of a typical lender and doesn’t fit neatly into GAAP. The adoption of CECL at the beginning of 2020 means we have now been required to use three different GAAP accounting methods over the period we have been public, even though our business hasn’t materially changed during that time. In 1992, the year we became a public company, we accounted for our business as a lender to consumers. In 2005, our external auditors decided we were a lender to dealers, which required different accounting. CECL is now the latest new methodology we are required to use. Unfortunately, none of the three GAAP methods results in financial statements that are consistent with how we think about our business. To solve this problem, we began reporting adjusted results using an accounting method that we believe is simple to understand, is consistently presented, and matches the economics of our business. To explain this method, some additional background is needed.

Most of the automobile dealers we enroll receive two types of payments from us. The first payment is made at the time of origination. The remaining payments are remitted over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we recognize over the life of a loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest, and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

For our adjusted financial results, we recognize finance charge revenue on a level-yield basis. That is, the amount of finance charge revenue recognized in a given period, divided by the loan asset, is a constant percentage. Since the future cash flows from a loan are not known with certainty, we use statistical models to forecast the amount of cash flows from each loan. Our finance charge revenue is recorded based on these estimates. As the estimates change, we adjust the yield. This method produces financial results that we believe are a close approximation of the actual economics of our business.

While our adjusted methodology is simple and closely represents the actual economics of our business, we do not believe that our GAAP financial results provide sufficient transparency into the economics of our business. To explain this, we will focus on the current GAAP methodology as our two prior GAAP methodologies have been discussed in previous years. As noted earlier, the current required GAAP methodology is called CECL. Like the adjusted methodology described above, CECL requires a level-yield approach for recognizing finance charge revenue. However, the yield under CECL is not the yield that we expect to earn on our portfolio of loans. Instead, the yield is what we would earn if every payment were received according to the contractual terms of the loans, a figure much higher than what we actually expect to earn across the population of loans. Based on this alone, you might expect CECL to overstate our profitability. But CECL, like any accounting standard, doesn’t change the total amount of income recorded, it only changes the timing. Eventually, the true cash profits and the accounting profits need to match.

To arrive at a result that eventually matches the cash profit, CECL requires us to offset the additional revenue that it causes to be recorded over the life of the loans with an additional expense in an equivalent amount. The expense is recorded as a provision for credit losses at the time the loans are originated. Since no revenue has yet been recorded, this means that, under CECL, our financial statements reflect an initial loss on each loan we originate, a result that does not match the economics of the transaction.

CECL also differs from our adjusted methodology in the way it treats changes in expected cash flows. As mentioned above, for the adjusted results, we treat those changes as yield adjustments. In contrast, CECL treats changes in expected cash flows as a current-period expense (for unfavorable changes) or reversal of expense (for favorable changes). The combination of the three CECL-required steps—(1) recording a large expense at loan inception, (2) recording finance charge revenue at a yield higher than the yield we expect to earn, and (3) recording forecast changes through the income statement in the current period—can make it difficult to understand the performance of our business using our GAAP-based financial statements. The floating yield adjustment in the tables below addresses all three of these issues by eliminating the provision for credit losses recorded in our GAAP statements and modifying GAAP-based finance charges so the yield is equal to the one we expect to earn on the loan.

The tables below show net income and net income per diluted share for the last 20 years on both a GAAP and an adjusted basis. Besides the floating yield adjustment, the tables include several other categories of adjustments that are generally less material. The notable exception is the income tax adjustment in 2017, which reverses the one-time benefit arising from the 2017 Tax Cuts and Jobs Act. While the benefit recorded in 2017 represented a real cash savings due to the reduction in income tax rates, we reversed it for adjusted net income as we prefer to measure the performance of the business using consistent tax rates. To that end, we calculated adjusted net income using a 37% tax rate for 2004–2017 and a 23% tax rate for 2018–2023. The other, less-material adjustments are explained in our quarterly earnings press releases.

($ in millions)	GAAP net income	Floating yield adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Year-to-year change
2004	$57.3	$(0.1)	$(1.8)	$(3.2)	$52.2
2005	$72.6	$(2.2)	$0.1	$(7.3)	$63.2	21.1%
2006	$58.6	$0.4	$(1.7)	$4.4	$61.7	-2.4%
2007	$54.9	$3.6	$(1.2)	$4.4	$61.7	0.0%
2008	$67.2	$13.1	$0.4	$2.1	$82.8	34.2%
2009	$146.3	$(19.6)	$(1.8)	$0.1	$125.0	51.0%
2010	$170.1	$0.5	$(10.4)	$0.3	$160.5	28.4%
2011	$188.0	$7.1	$(1.3)	$0.3	$194.1	20.9%
2012	$219.7	$—	$(3.5)	$—	$216.2	11.4%
2013	$253.1	$(2.5)	$(2.3)	$—	$248.3	14.8%
2014	$266.2	$(6.0)	$(1.0)	$12.5	$271.7	9.4%
2015	$299.7	$12.9	$(0.8)	$(2.0)	$309.8	14.0%
2016	$332.8	$28.1	$1.8	$(2.1)	$360.6	16.4%
2017	$470.2	$34.1	$(102.4)	$(2.1)	$399.8	10.9%
2018	$574.0	$(24.4)	$7.4	$(2.5)	$554.5	38.7%
2019	$656.1	$0.2	$2.9	$(0.8)	$658.4	18.7%
2020	$421.0	$259.2	$2.1	$4.0	$686.3	4.2%
2021	$958.3	$(142.0)	$12.6	$(2.1)	$826.8	20.5%
2022	$535.8	$174.2	$12.2	$(2.1)	$720.1	-12.9%
2023	$286.1	$256.8	$(3.1)	$(4.2)	$535.6	-25.6%
Compound annual growth rate 2004–2023						13.0%

	GAAP net income per diluted share	Floating yield adjustment per diluted share	Income tax adjustment per diluted share	Other adjustments per diluted share	Adjusted net income per diluted share	Year-to-year change
2004	$1.40	$—	$(0.04)	$(0.09)	$1.27
2005	$1.85	$(0.06)	$—	$(0.18)	$1.61	26.8%
2006	$1.66	$0.01	$(0.05)	$0.13	$1.75	8.7%
2007	$1.76	$0.11	$(0.04)	$0.15	$1.98	13.1%
2008	$2.16	$0.42	$0.01	$0.07	$2.66	34.3%
2009	$4.62	$(0.62)	$(0.06)	$0.01	$3.95	48.5%
2010	$5.67	$0.02	$(0.35)	$0.01	$5.35	35.4%
2011	$7.07	$0.26	$(0.04)	$0.01	$7.30	36.4%
2012	$8.58	$—	$(0.13)	$—	$8.45	15.8%
2013	$10.54	$(0.11)	$(0.09)	$—	$10.34	22.4%
2014	$11.92	$(0.27)	$(0.04)	$0.56	$12.17	17.7%
2015	$14.28	$0.62	$(0.03)	$(0.10)	$14.77	21.4%
2016	$16.31	$1.37	$0.09	$(0.10)	$17.67	19.6%
2017	$24.04	$1.74	$(5.23)	$(0.11)	$20.44	15.7%
2018	$29.39	$(1.25)	$0.38	$(0.13)	$28.39	38.9%
2019	$34.57	$0.01	$0.16	$(0.04)	$34.70	22.2%
2020	$23.47	$14.45	$0.12	$0.22	$38.26	10.3%
2021	$59.52	$(8.82)	$0.78	$(0.13)	$51.35	34.2%
2022	$39.32	$12.79	$0.90	$(0.16)	$52.85	2.9%
2023	$21.99	$19.73	$(0.23)	$(0.32)	$41.17	-22.1%
Compound annual growth rate 2004–2023						20.1%

As the second table shows, adjusted net income per diluted share decreased 22.1% in 2023. Since 2004, adjusted net income per diluted share has increased at a compounded annual rate of 20.1%. Just like our GAAP results, the decline in adjusted net income per diluted share from 2021 to 2023 was primarily driven by shifts in loan performance. Prior to moderating in 2022, loan performance significantly exceeded expectations in 2021 following the distribution of federal stimulus payments and enhanced unemployment benefits. The decrease in net income per diluted share last year was attributable to a decrease in adjusted net income, partially offset by a decrease in our weighted average diluted shares outstanding. Our adjusted net income decreased 25.6% primarily due to a decline in loan performance and slower forecasted net cash flow timing during 2023 primarily as a result of a decrease in consumer loan prepayments to below-average levels, while our weighted average diluted shares outstanding decreased 4.5% primarily due to share repurchases.

Economic Profit

We use a non-GAAP financial measure called Economic Profit to evaluate our financial results and determine profit-sharing for team members. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital.

The following table summarizes Economic Profit for 2004–2023:1

($ in millions)	Adjusted net income	Imputed cost of equity[2]	Economic Profit	Year-to-year change
2004	$52.2	$(34.4)	$17.8
2005	$63.2	$(34.5)	$28.7	61.2%
2006	$61.7	$(29.6)	$32.1	11.8%
2007	$61.7	$(27.2)	$34.5	7.5%
2008	$82.8	$(35.8)	$47.0	36.2%
2009	$125.0	$(45.9)	$79.1	68.3%
2010	$160.5	$(47.8)	$112.7	42.5%
2011	$194.1	$(51.0)	$143.1	27.0%
2012	$216.2	$(56.6)	$159.6	11.5%
2013	$248.3	$(75.1)	$173.2	8.5%
2014	$271.7	$(87.5)	$184.2	6.4%
2015	$309.8	$(93.2)	$216.6	17.6%
2016	$360.6	$(113.8)	$246.8	13.9%
2017	$399.8	$(142.8)	$257.0	4.1%
2018	$554.5	$(214.1)	$340.4	32.5%
2019	$658.4	$(225.7)	$432.7	27.1%
2020	$686.3	$(215.0)	$471.3	8.9%
2021	$826.8	$(252.7)	$574.1	21.8%
2022	$720.1	$(243.5)	$476.6	-17.0%
2023	$535.6	$(275.1)	$260.5	-45.3%

Compound annual growth rate 2004–2023				15.2%

1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.
2We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)]}.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas over the last 20 years:1

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2004	$483.7	12.3%	8.6%	3.7%
2005	$523.4	13.7%	8.3%	5.4%
2006	$548.5	13.9%	8.1%	5.8%
2007	$710.1	11.9%	7.0%	4.9%
2008	$975.0	11.3%	6.4%	4.9%
2009	$998.7	14.6%	6.7%	7.9%
2010	$1,074.2	17.7%	7.2%	10.5%
2011	$1,371.1	16.8%	6.4%	10.4%
2012	$1,742.8	14.7%	5.5%	9.2%
2013	$2,049.2	14.1%	5.7%	8.4%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%
2016	$3,572.0	11.9%	5.0%	6.9%
2017	$4,276.4	11.2%	5.2%	6.0%
2018	$5,420.9	12.5%	6.2%	6.3%
2019	$6,372.2	12.7%	6.0%	6.7%
2020	$7,076.0	11.8%	5.2%	6.6%
2021	$7,078.4	13.5%	5.4%	8.1%
2022	$6,466.1	13.2%	5.8%	7.4%
2023	$6,909.8	10.8%	7.0%	3.8%

Compound annual growth rate 2004–2023	15.0%
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

From 2004 to 2011, Economic Profit improved as a result of growth in average capital, higher returns on capital and lower costs of capital. In 2004, our return on capital was 12.3%. In 2011, as a result of a favorable competitive environment, it was 16.8%. Since 2011, almost all of the growth in Economic Profit has occurred from increasing average capital. In each year from 2011 through 2017, the return on capital declined as competition returned to our market. The trend reversed in 2018 as our return on capital improved, by 130 basis points, due to a change in the federal tax rate. In 2020, our return on capital declined by 90 basis points due to the impact of COVID-19 on loan performance. With hindsight, our downward forecast adjustment recorded in the first quarter of 2020 was too large. In 2021, much of the 170-basis point improvement in our return on capital was due to increased collections and improvement in our forecast.

In 2022, Economic Profit decreased as a result of a decline in average capital, a higher cost of capital, and a lower return on capital.

In 2023, Economic Profit decreased as a result of a lower return on capital and a higher cost of capital, partially offset by an increase in average capital as a result of an increase in the average balance of our loan portfolio. In 2023, the 240 basis point decline in our adjusted return on capital was primarily due to a decline in loan performance and slower forecasted net cash flow timing primarily as a result of a decrease in consumer loan prepayments to below-average levels.

There are several additional points worth mentioning. First, we grew adjusted average capital each year from 2004 to 2021. The growth was a direct result of our success in growing the number of active dealers. While variables like volume per dealer and contract size impact adjusted average capital growth as well, the trend in the number of active dealers tells us much of what we need to know to understand the trajectory of our business. Growing the number of active dealers makes future Economic Profit growth likely. If we are unable to grow the number of active dealers, Economic Profit growth will likely stall. This is important since in 2020 and 2021 the number of active dealers declined. While the COVID-19 pandemic and related vehicle shortages contributed to this decline, the downturn follows a trend of decelerating growth that began in 2017 after strong growth each year from 2011 to 2016. After a modest increase in active dealers during 2022, we experienced significant growth in active dealers during 2023, with the number of active dealers reaching its highest level in our history.

Second, while the return on capital has been volatile, expenses as a percentage of adjusted average capital have declined for 13 of the last 17 years, to 6.6% in 2023 from 15.1% in 2006. This underscores the importance of growing average capital. As long as the return on incremental capital invested exceeds the cost of that capital, growing average capital increases Economic Profit directly. In addition, growing average capital improves the return on capital by reducing the impact of expenses, since a portion of our expenses is fixed. The volatility in the return on capital is primarily due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

Third, as described previously in the section entitled “Operating Principles”, to the extent we generate capital in excess of what’s needed to fund and re-invest in the business, we will return that capital to shareholders through share repurchases. During 2021 and 2022, we used excess capital to actively repurchase shares rather than growing loan volume through pricing changes at lower profitability. Over those two years, we repurchased approximately 4.3 million shares, which represented 25.4% of the shares outstanding at the beginning of 2021, at a total cost of $2.2 billion. In 2023, due to the improvement in the competitive environment and the increase in our growth rate, we repurchased only approximately 350,000 shares, which represented 2.8% of the shares outstanding at the beginning of the year, at a total cost of $175 million. Over the long term, our share repurchase program has enabled us to grow Economic Profit per diluted share at higher rate than Economic Profit. Likewise, over the long term, we have grown adjusted net income per diluted share at higher rate than adjusted net income. Shares repurchased during 2021, 2022, and 2023 enabled us to minimize the per share impact of the declines in Economic Profit and adjusted net income in 2022 and 2023.

The following table summarizes Economic Profit per diluted share for 2004–2023:1

($ in millions)	Economic Profit per diluted share	Year-to-year change in Economic Profit per share
2004	$0.43
2005	$0.73	69.8%
2006	$0.91	24.7%
2007	$1.11	22.0%
2008	$1.51	36.0%
2009	$2.50	65.6%
2010	$3.76	50.4%
2011	$5.38	43.1%
2012	$6.23	15.8%
2013	$7.21	15.7%
2014	$8.25	14.4%
2015	$10.32	25.1%
2016	$12.09	17.2%
2017	$13.14	8.7%
2018	$17.43	32.6%
2019	$22.80	30.8%
2020	$26.28	15.3%
2021	$35.66	35.7%
2022	$34.98	-1.9%
2023	$20.02	-42.8%

Compound annual growth rate 2004–2023	22.4%

1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

Over the last 20 years, Economic Profit per diluted share has grown at a compounded annual rate of 22.4% while Economic Profit has grown at a compounded annual rate of 15.2%. Last year, Economic Profit per diluted share declined 42.8% while Economic Profit declined 45.3%.

EXHIBIT A
Reconciliation of GAAP Financial Results to Non-GAAP Measures

($ in millions)	GAAP net income	Floating yield adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Imputed cost of equity	Economic Profit
2004	$57.3	$(0.1)	$(1.8)	$(3.2)	$52.2	$(34.4)	$17.8
2005	$72.6	$(2.2)	$0.1	$(7.3)	$63.2	$(34.5)	$28.7
2006	$58.6	$0.4	$(1.7)	$4.4	$61.7	$(29.6)	$32.1
2007	$54.9	$3.6	$(1.2)	$4.4	$61.7	$(27.2)	$34.5
2008	$67.2	$13.1	$0.4	$2.1	$82.8	$(35.8)	$47.0
2009	$146.3	$(19.6)	$(1.8)	$0.1	$125.0	$(45.9)	$79.1
2010	$170.1	$0.5	$(10.4)	$0.3	$160.5	$(47.8)	$112.7
2011	$188.0	$7.1	$(1.3)	$0.3	$194.1	$(51.0)	$143.1
2012	$219.7	$—	$(3.5)	$—	$216.2	$(56.6)	$159.6
2013	$253.1	$(2.5)	$(2.3)	$—	$248.3	$(75.1)	$173.2
2014	$266.2	$(6.0)	$(1.0)	$12.5	$271.7	$(87.5)	$184.2
2015	$299.7	$12.9	$(0.8)	$(2.0)	$309.8	$(93.2)	$216.6
2016	$332.8	$28.1	$1.8	$(2.1)	$360.6	$(113.8)	$246.8
2017	$470.2	$34.1	$(102.4)	$(2.1)	$399.8	$(142.8)	$257.0
2018	$574.0	$(24.4)	$7.4	$(2.5)	$554.5	$(214.1)	$340.4
2019	$656.1	$0.2	$2.9	$(0.8)	$658.4	$(225.7)	$432.7
2020	$421.0	$259.2	$2.1	$4.0	$686.3	$(215.0)	$471.3
2021	$958.3	$(142.0)	$12.6	$(2.1)	$826.8	$(252.7)	$574.1
2022	$535.8	$174.2	$12.2	$(2.1)	$720.1	$(243.5)	$476.6
2023	$286.1	$256.8	$(3.1)	$(4.2)	$535.6	$(275.1)	$260.5

($ in millions)	GAAP average capital invested[1]	Floating yield adjustment	Income tax adjustment	Other adjustments[2]	Adjusted average capital invested
2004	$476.5	$8.7	$—	$(1.5)	$483.7
2005	$519.4	$7.5	$—	$(3.5)	$523.4
2006	$548.0	$5.5	$—	$(5.0)	$548.5
2007	$706.1	$8.2	$—	$(4.2)	$710.1
2008	$960.7	$13.8	$—	$0.5	$975.0
2009	$983.6	$13.2	$—	$1.9	$998.7
2010	$1,057.3	$5.2	$—	$11.7	$1,074.2
2011	$1,346.0	$9.4	$—	$15.7	$1,371.1
2012	$1,715.3	$11.1	$—	$16.4	$1,742.8
2013	$2,024.5	$9.9	$—	$14.8	$2,049.2
2014	$2,324.8	$6.7	$—	$6.6	$2,338.1
2015	$2,792.8	$7.0	$—	$32.1	$2,831.9
2016	$3,513.1	$29.6	$—	$29.3	$3,572.0
2017	$4,200.2	$51.6	$(4.1)	$28.7	$4,276.4
2018	$5,425.8	$80.8	$(117.8)	$32.1	$5,420.9
2019	$6,399.2	$66.2	$(118.5)	$25.3	$6,372.2
2020	$6,874.7	$287.6	$(118.5)	$32.2	$7,076.0
2021	$6,914.1	$243.0	$(118.5)	$39.8	$7,078.4
2022	$6,302.3	$250.8	$(118.5)	$31.5	$6,466.1
2023	$6,508.6	$490.7	$(118.5)	$29.0	$6,909.8
1Average capital invested is defined as average debt plus average shareholders’ equity.
2Other adjustments include the deferred debt issuance adjustment, which reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital invested on the same basis as reported in historical shareholder letters.

	GAAP return on capital[1]	Floating yield adjustment	Income tax adjustment	Other adjustments[2]	Adjusted return on capital
2004	13.5%	-0.3%	-0.3%	-0.6%	12.3%
2005	15.6%	-0.6%	0.0%	-1.3%	13.7%
2006	13.3%	-0.1%	-0.3%	1.0%	13.9%
2007	11.0%	0.4%	-0.2%	0.7%	11.9%
2008	9.8%	1.2%	0.0%	0.3%	11.3%
2009	17.0%	-2.2%	-0.2%	0.0%	14.6%
2010	18.9%	0.0%	-1.0%	-0.2%	17.7%
2011	16.7%	0.4%	-0.1%	-0.2%	16.8%
2012	15.1%	-0.1%	-0.2%	-0.1%	14.7%
2013	14.5%	-0.2%	-0.1%	-0.1%	14.1%
2014	13.1%	-0.3%	0.0%	0.4%	13.2%
2015	12.5%	0.4%	0.0%	-0.2%	12.7%
2016	11.3%	0.7%	0.0%	-0.1%	11.9%
2017	13.0%	0.7%	-2.3%	-0.2%	11.2%
2018	12.8%	-0.6%	0.4%	-0.1%	12.5%
2019	12.6%	-0.1%	0.2%	0.0%	12.7%
2020	8.3%	3.3%	0.2%	0.0%	11.8%
2021	15.7%	-2.5%	0.4%	-0.1%	13.5%
2022	10.6%	2.2%	0.4%	0.0%	13.2%
2023	7.6%	3.0%	0.2%	0.0%	10.8%

1Return on capital is defined as net income plus after-tax interest expense divided by average capital.
2Other adjustments include the deferred debt issuance adjustment, which reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of ASU No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted return on capital on the same basis as reported in historical shareholder letters.

	GAAP weighted average cost of capital[1]	Floating yield adjustment	Income tax adjustment	Other adjustments[2]	Adjusted weighted average cost of capital[3]
2004	8.6%	0.0%	0.0%	0.0%	8.6%
2005	8.3%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	6.7%
2010	7.3%	0.0%	0.0%	-0.1%	7.2%
2011	6.5%	0.0%	0.0%	-0.1%	6.4%
2012	5.6%	0.0%	0.0%	-0.1%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	5.0%
2016	4.9%	0.1%	0.0%	0.0%	5.0%
2017	5.1%	0.1%	0.0%	0.0%	5.2%
2018	6.3%	0.1%	-0.1%	-0.1%	6.2%
2019	6.0%	0.1%	-0.1%	0.0%	6.0%
2020	5.1%	0.2%	-0.1%	0.0%	5.2%
2021	5.3%	0.2%	-0.1%	0.0%	5.4%
2022	5.6%	0.4%	-0.2%	0.0%	5.8%
2023	6.7%	0.4%	-0.1%	0.0%	7.0%

1The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)].
2Other adjustments include the deferred debt issuance adjustment, which reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of ASU No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted weighted average cost of capital on the same basis as reported in historical shareholder letters.
3The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

	GAAP net income per diluted share	Non-GAAP adjustments per diluted share[1]	Adjusted net income per diluted share	Imputed cost of equity per diluted share	Economic Profit per diluted share
2004	$1.40	$(0.13)	$1.27	$(0.84)	$0.43
2005	$1.85	$(0.24)	$1.61	$(0.88)	$0.73
2006	$1.66	$0.09	$1.75	$(0.84)	$0.91
2007	$1.76	$0.22	$1.98	$(0.87)	$1.11
2008	$2.16	$0.50	$2.66	$(1.15)	$1.51
2009	$4.62	$(0.67)	$3.95	$(1.45)	$2.50
2010	$5.67	$(0.32)	$5.35	$(1.59)	$3.76
2011	$7.07	$0.23	$7.30	$(1.92)	$5.38
2012	$8.58	$(0.13)	$8.45	$(2.22)	$6.23
2013	$10.54	$(0.20)	$10.34	$(3.13)	$7.21
2014	$11.92	$0.25	$12.17	$(3.92)	$8.25
2015	$14.28	$0.49	$14.77	$(4.45)	$10.32
2016	$16.31	$1.36	$17.67	$(5.58)	$12.09
2017	$24.04	$(3.60)	$20.44	$(7.30)	$13.14
2018	$29.39	$(1.00)	$28.39	$(10.96)	$17.43
2019	$34.57	$0.13	$34.70	$(11.90)	$22.80
2020	$23.47	$14.79	$38.26	$(11.98)	$26.28
2021	$59.52	$(8.17)	$51.35	$(15.69)	$35.66
2022	$39.32	$13.53	$52.85	$(17.87)	$34.98
2023	$21.99	$19.18	$41.17	$(21.15)	$20.02

1 Non-GAAP adjustments per share include a summation of adjustments made to calculate adjusted net income per share. See page 21 for additional detail on these adjustments.